UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
 _____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 31, 2016
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MEDTRONIC PUBLIC LIMITED COMPANY
(Exact name of Registrant as Specified in its Charter)
  _____________________________

Ireland	1-36820	98-1183488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 On Hatch, Lower Hatch Street Dublin 2, Ireland
(Address of principal executive offices)

+353 1 438-1700
(Registrant’s telephone number, including area code):

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
Medtronic plc (the “Company”) is a successor to Covidien plc under a Tax Sharing Agreement dated September 25, 2007 among the Company (as successor to Covidien), TE Connectivity Ltd. and Tyco International plc (together, the “Tax Sharing Participants”). As previously reported, Tyco International plc, as Audit Managing Party under the Tax Sharing Agreement, entered into Stipulations of Settled Issues with the Internal Revenue Service (the “IRS”) intended to resolve all Federal tax disputes related to the previously disclosed intercompany debt issues for the Tax Sharing Participants for the 1997-2000 audit cycle before the U.S. Tax Court. The Stipulations of Settled Issues were contingent upon the IRS Appeals Division applying the same settlement terms to all intercompany debt issues on appeal for subsequent audit cycles (2001-2007). On May 17, 2016 the IRS Office of Appeals issued fully-executed Forms 870‑AD that effectively settled the matters on appeal on the same terms as those set forth in the Stipulations of Settled Issues, and on May 31, 2016 the U.S. Tax Court entered decisions consistent with the Stipulations of Settled Issues. As a result, all aspects of this controversy that were before the U.S. Tax Court and Appeals Division of the IRS have been finally resolved for audit cycles from 1997-2007. During the fourth quarter of fiscal 2016, the Company paid $10 million to the IRS related to the settlement. In addition, the Company paid $183 million to TE Connectivity Ltd. and received $2 million from Tyco International plc, representing its estimated share of the total amount payable to or receivable from the other Tax Sharing Participants in connection with this matter. The Company does not expect to recognize any additional charges related to this matter, as the Company had previously recorded sufficient reserves with respect to this controversy and its obligations under the Tax Sharing Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC PUBLIC LIMITED COMPANY

	By	/s/ Gary L. Ellis
Date: May 31, 2016		Gary L. Ellis
Executive Vice President and Chief Financial Officer